Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115202) pertaining to the 2004 Stock Incentive Plan, and 2004 Employee Stock Purchase Plan of Pharmacopeia Drug Discovery, Inc. and the Registration Statements (Form S-3 No. 333-127241 and Form S-3 No. 333-134670) of Pharmacopeia Drug Discovery, Inc. and in the related Prospectus of our report dated March 14, 2007, with respect to the financial statements of Pharmacopeia Drug Discovery, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 14 , 2007